April 18, 2008

The Student Loan Corporation Announces
 First Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $15 million, or $0.76 per share, for the quarter ended March 31, 2008, a decrease of $29 million (65%) compared to net income of $44 million, or $2.20 per share, reported in same quarter of 2007. This decrease was primarily driven by a $655 million reduction in loan sales volume due to market conditions during the first quarter of 2008 which resulted in a $10 million after-tax decrease in associated gains. In addition, the provision for loan losses increased by $9 million (after-tax) due primarily to seasoning of the uninsured CitiAssist® loan portfolio.

“The student loan industry has experienced significant regulatory changes in the recent months, coupled with the continuation of a challenging credit market. We continue our disciplined approach to managing risk, and in light of the current environment, are very pleased with our results.  We are focused on growing our most profitable origination activities and believe we are well positioned to gain market share in these areas,” said CEO Mike Reardon.

During the first quarter of 2008, the Company completed approximately $1.6 billion of debt financing through securitization. “Our ability to complete a transaction of this magnitude in the current environment clearly demonstrates our ability to successfully access funding even in the most trying markets,” said CEO Mike Reardon.

During the twelve-month period ended March 31, 2008, the Company’s managed student loan portfolio grew by $3.7 billion (10%) to $39.1 billion reflecting the Company’s continued strong origination performance.  The managed portfolio includes $24.5 billion of Company owned loan assets and $14.6 billion of loans serviced on behalf of securitization trusts or other lenders. Originations for the quarter included retail FFELP Stafford and PLUS originations of $1.9 billion, a 25% increase from the same quarter of 2007. The Company also made new CitiAssist loan commitments of $0.6 billion, down 9% compared to the same quarter of  last year, due in part to a  shift in volume to the Graduate PLUS loan product, which was introduced in July of  2006.  Loan consolidation and other secondary market activities contributed approximately $0.5 billion of loans to the Company’s loan portfolio.

Net interest income of $81 million for the first quarter of 2008 was $12 million (13%) lower than the same quarter of 2007. The net interest margin for the quarter was 1.36%, a 29 basis point decrease from the same quarter of 2007. This decrease was primarily driven by rapidly declining interest rates, which impacted assets more quickly than liabilities, and also included a $2 million reduction in interest income due to the enactment of the College Cost Reduction and Access Act. This decrease was partially offset by higher average loan balances.

The Company’s other income of $13 million for the first quarter of 2008 was $20 million (60%) lower than the same quarter of 2007.  This decrease was primarily attributable to the Company’s reduction in loan sales and a decrease in the associated gains.

Total operating expenses for the quarter were $44 million, which was unchanged from the same quarter of 2007.  The Company’s operating expense ratio (total operating expenses as a percentage of average managed student loans) for the first quarter of 2008 was 0.46%, three basis points lower than the same quarter of 2007, reflecting disciplined expense controls.

The Company’s allowance for loan losses at March 31, 2008, was $55 million compared to $21 million at March 31, 2007.  This increase includes $22 million related to the uninsured CitiAssist portfolio driven by continued seasoning of the portfolio as well as an increase in the amount of higher risk loans made to students attending proprietary schools entering repayment. In addition, the elimination of the Exceptional Performer program as of October 1, 2007 increased the allowance for loan losses by $8 million.

The Company’s first quarter 2008 return on average equity decreased to 3.8 % from 11.4% in the same quarter of 2007, primarily driven by lower earnings.

On April 16, 2008, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.43 per share.  The dividend will be paid June 2, 2008 to shareholders of record on May 16, 2008.

The Student Loan Corporation is one of the nation’s leading originators and holders of FFELP program and private education loans.  Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400.  Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.  Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)
	March 31,	December 31,
	2008	2007

	Unaudited
ASSETS
Federally insured student loans	$17,867,877	$16,244,273
Private education loans	5,522,037	4,696,337
Deferred origination and premium costs	721,954	668,082
Allowance for loan losses	(54,752)	(42,115)

Student loans, net	24,057,116	21,566,577
Other loans and lines of credit	26,803	87,437
Loans held for sale	417,923	337,790
Cash	2,552	25
Residual interests in securitized loans	694,839	633,074
Other assets	1,290,121	1,154,956

Total Assets	$26,489,354	$23,779,859

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$15,880,600	$13,373,000
Long-term borrowings, payable to principal stockholder	6,600,000	8,100,000
Long-term secured borrowings	1,579,320	-
Deferred income taxes	289,490	287,462
Other liabilities	529,077	395,174

Total Liabilities	24,878,487	22,155,636

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	141,365	141,355
Retained earnings	1,469,302	1,482,668

Total Stockholders' Equity	1,610,867	1,624,223

Total Liabilities and Stockholders' Equity	$26,489,354	$23,779,859

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2008	2007
	Unaudited	Unaudited
NET INTEREST INCOME
Interest income	$329,747	$378,647
Interest expense	248,300	284,890
Net interest income	81,447	93,757
Provision for loan losses	(25,312)	(10,528)
Net interest income after provision for loan losses	56,135	83,229

OTHER INCOME
Gains on loans sold	1,455	17,774
Fees and other (loss) income	11,459	14,863
Total other income	12,914	32,637

OPERATING EXPENSES
Salaries and employee benefits	15,469	14,450
Other expenses	28,666	29,748
Total operating expenses	44,135	44,198

Income before income taxes	24,914	71,668
Income taxes	9,680	27,645
NET INCOME	$15,234	$44,023

DIVIDENDS DECLARED AND PAID	$28,600	$26,000

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$0.76	$2.20

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$1.43	$1.30

Certain prior period balances have been reclassified to conform to the current period’s presentation.